Exhibit 99.1

Stepan Reports Third Quarter Results and Record Nine Month Earnings

Northfield, Illinois, October 24, 2018 -- Stepan Company (NYSE: SCL) today reported:

Third Quarter Highlights

•

Reported net income was $22.2 million, or $0.95 per diluted share versus $21.9 million, or $0.94 per diluted share, in the prior year.  Adjusted net income* was $26.0 million, or $1.11 per diluted share, a 21% increase versus $21.4 million, or $0.92 per diluted share, in the prior year.

•

Consolidated net sales were $508.0 million, an increase of 4% versus the prior year.  This increase was primarily attributable to 6% global volume growth.  The Company’s first quarter acquisition of BASF’s production facility in Mexico accounted for 2% and 4% of the quarterly increases in consolidated net sales and global volume growth, respectively.  Foreign currency translation negatively impacted net sales by 2% in the quarter.

•

Surfactant operating income was $31.2 million, reflecting record third quarter results, versus $22.6 million in the prior year.  The increase was primarily attributable to higher North American demand within the consumer and functional product end markets.  Global Surfactant sales volume increased 9% versus the prior year.

•

Polymer operating income was $17.4 million versus $21.1 million in the prior year. This decrease was mostly attributable to margin pressures and lower European volume.  Global Polymer sales volume was down 1% versus prior year.  Global rigid polyol volume growth of 4% mostly offset lower volumes in other end markets.

•	Specialty Product operating income was up $1.7 million versus the prior year primarily due to order timing differences within our pharmaceutical and flavor businesses.

•	The Company’s net-debt ratio declined to 2%.

•

The Company increased its quarterly cash dividend in the fourth quarter of 2018 by $.025 per share, or 11%, marking the 51st consecutive year that the Company has increased its cash dividend to stockholders.

YTD Highlights

•

Reported net income was a record $85.8 million, or $3.68 per diluted share, up 5% versus $81.7 million, or $3.50 per diluted share, in the prior year.  Adjusted net income* was a record $90.1 million, or $3.86 per diluted share, a 7% increase versus $84.0 million, or $3.60 per diluted share, in the prior year.  Total Company sales volume increased 4% compared to the first nine months of 2017.

*

Adjusted net income is a non-GAAP measure which excludes Deferred Compensation income/ expense as well as other significant and infrequent/non-recurring items. See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

“The Company delivered record results through the first nine months.  These results have been driven by record Surfactant earnings and a lower 2018 effective tax rate,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.   “The quarterly and year-to-date Surfactant growth reflects higher sales volume, improved product mix and lower manufacturing costs.  During the third quarter the Company approved a plan to cease Surfactant production at our German plant to further reduce our fixed cost base, refocus Surfactant resources on higher margin end markets and allow for select assets to be repurposed to support future polyol growth.  The Polymer business remains down versus the prior year due to continued margin challenges and the lingering effects of the 2017 MDI shortage in Europe.  Global rigid polyol volumes were up 4% versus the prior year quarter.  Our Specialty Product business results were up for the quarter due to the partial catch up of order timing differences encountered in the first half of the year.”

Financial Summary

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2018	2017	% Change	2018	2017	% Change
Net Sales	$507,997	$487,814	4%	$1,527,198	$1,451,184	5%
Operating Income	$27,694	$30,434	(9)%	$112,034	$115,797	(3)%
Net Income	$22,168	$21,899	1%	$85,816	$81,694	5%
Earnings per Diluted Share	$0.95	$0.94	1%	$3.68	$3.50	5%

Adjusted Net Income *	$25,965	$21,448	21%	$90,109	$84,041	7%
Adjusted Earnings per Diluted Share *	$1.11	$0.92	21%	$3.86	$3.60	7%

* See Table II for reconciliations of non-GAAP adjusted net income and adjusted earnings per diluted share.

Summary of Third Quarter Adjusted Net Income Items

Adjusted net income excludes non-operational deferred compensation income/expense as well as certain other significant and infrequent or non-recurring items.

•	Deferred Compensation: The current year third quarter reported net income includes $2.6 million of after-tax expense versus $0.8 million of after-tax income in the prior year.

•

Business Restructuring:  The current year third quarter reported net income includes $1.0 million of after-tax asset and spare parts write-downs related to the third quarter shutdown of Surfactant operations at our German plant site and $0.2 million of after-tax decommissioning expense related to our prior year Canadian plant closure.  The $0.3 million after-tax expense in the prior period was due to Canadian plant closure decommissioning.

Percentage Change in Net Sales

The 4% increase in quarterly net sales was primarily attributable to 6% sales volume growth partially offset by the negative impact of foreign currency translation.

	Three Months Ended September 30, 2018	Nine Months Ended September30, 2018
Volume	6%	4%
Selling Price	0%	0%
Foreign Translation	(2)%	1%
Total	4%	5%

Reported Segment Results

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Net Sales
Surfactants	$346,884	$321,444	8%	$1,062,708	$973,381	9%
Polymers	$141,646	$147,754	(4)%	$404,446	$415,551	(3)%
Specialty Products	$19,467	$18,616	5%	$60,044	$62,252	(4)%
Total Net Sales	$507,997	$487,814	4%	$1,527,198	$1,451,184	5%

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, all amounts pre-tax)	2018	2017	% Change	2018	2017	% Change
Operating Income *
Surfactants	$31,201	$22,559	38%	$105,670	$92,080	15%
Polymers	$17,431	$21,146	(18)%	$53,783	$63,884	(16)%
Specialty Products	$2,653	$990	168%	$6,543	$7,711	(15)%
Segment Operating Income	$51,285	$44,695	15%	$165,996	$163,675	1%
Corporate Expenses	$(23,591)	$(14,261)	(65)%	$(53,962)	$(47,878)	(13)%
Consolidated Operating Income	$27,694	$30,434	(9)%	$112,034	$115,797	(3)%

* The 2017 operating income line items have been immaterially changed from the amounts originally reported as a result of the Company’s first quarter 2018 adoption of ASU No. 2017-07 Compensation-Retirement Benefits (Topic 715).

Total segment operating income increased $6.6 million, or 15%, versus the prior year quarter. Total segment operating income for the first nine months of 2018 increased $2.3 million, or 1%, versus the prior year.

•

Surfactant net sales were $346.9 million for the quarter, an 8% increase versus the prior year.  Sales volume increased 9% in total and 4% excluding the first quarter acquisition in Mexico.  The organic growth was mostly due to higher North American consumer product and oilfield volumes.  Higher North American agricultural volumes and higher sales to the Company’s distribution partners also contributed to this increase.  The translation impact of a stronger U.S. dollar decreased net sales by 3%.  Selling prices increased 2% versus the prior year quarter.  Surfactant operating income increased $8.6 million, or 38% versus the prior year, primarily due to higher volumes, a more favorable product mix and improved internal efficiencies.

•

Polymer net sales were $141.6 million for the quarter, down 4% versus the prior year.  Total sales volume declined 1% despite a 4% increase in global rigid polyol volumes.  The lower total sales volume was principally due to lower phthalic anhydride volumes.  The translation impact of a stronger U.S. dollar negatively impacted net sales by 1% while selling prices declined by 2%.  Polymer operating income decreased by $3.7 million versus the prior year quarter mostly due to lower margins.

•

Specialty Product net sales were $19.5 million for the quarter, a 5% increase versus the prior year. Operating income increased $1.7 million versus the prior year quarter primarily due to favorable order timing differences within our pharmaceutical and flavor businesses which compensated for some of the first half shortfall.

Corporate Expenses

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2018	2017	% Change	2018	2017	% Change
Total - Corporate Expenses	$23,591	$14,261	65%	$53,962	$47,878	13%
Deferred Compensation Expense/(Income) *	$4,222	$(129)	NM	$4,971	$5,263	(6)%
Business Restructuring Expense	$1,715	$426	303%	$2,346	$1,798	30%
Adjusted Corporate Expense	$17,654	$13,964	26%	$46,645	$40,817	14%

* See Table III for a discussion of deferred compensation plan accounting.

•

Corporate expenses, excluding deferred compensation and business restructuring expenses, increased $3.7 million, or 26% for the quarter.  The quarterly increase was primarily due to previously disclosed employee separation costs, higher salaries and higher incentive-based compensation expense.

Income Taxes

The effective tax rate was 18.6% for the first nine months of 2018 versus 26.2% for the first nine months of 2017.  This decrease was primarily attributable to a lower U.S. statutory tax rate of 21% in the first nine months of 2018 versus 35% in the first nine months of 2017.  The Company expects its full year effective tax rate to be in the range of 19% to 22%.

Shareholder Return

The Company paid $5.1 million of dividends to shareholders in the third quarter.  For the first nine months of 2018 the Company has paid $15.2 million of dividends and repurchased $13.5 million of Company stock.  The Company has 520,275 shares remaining under its Board of Directors’ share repurchase authorization plan.  With the increased cash dividend in the fourth quarter of 2018, the Company has increased its dividend on the Company’s common stock for the 51st consecutive year.

Selected Balance Sheet Information

The Company’s net debt level decreased $17.9 million for the quarter while the net debt ratio dropped from 4% to 2%, mainly attributable to a $17.3 million increase in cash.

($ in millions)	9/30/18	6/30/18	3/31/18	12/31/17
Net Debt
Total Debt	$286.2	$286.8	$290.8	$290.8
Cash	274.0	256.7	244.6	298.9
Net Debt	$12.2	$30.1	$46.2	$(8.1)
Equity	777.7	761.2	774.6	740.1
Net Debt + Equity	$789.9	$791.3	$820.8	$732.0
Net Debt / (Net Debt + Equity)	2%	4%	6%	-1%

The major working capital components were:

($ in millions)	9/30/18	6/30/18	3/31/18	12/31/17
Net Receivables	$323.1	$312.2	$325.3	$293.5
Inventories	195.2	188.5	187.7	172.7
Accounts Payable	(209.3)	(201.3)	(202.4)	(205.0)
	$309.0	$299.4	$310.6	$261.2

Capital spending was $19.2 million during the quarter and $62.9 million during the first nine months of 2018.  This compares to $19.6 million and $57.9 million in the prior year quarter and first nine months, respectively.  For the full year, capital expenditures are expected to be between $90 million and $100 million.

Outlook

“Reported net income for the first nine months of 2018 is up 5% and adjusted net income is up 7%, both reflecting record earnings.  We remain optimistic that the Company will deliver full year growth,” said F. Quinn Stepan, Jr., Chairman, President and Chief Executive Officer.  “We believe our Surfactant business will continue to benefit from our diversification efforts into functional products, new technologies, improved internal efficiencies and expanded sales into our broad customer base globally.  Although margins will continue to challenge us in our North American Polymer business we believe we will continue to benefit from the growing global market for insulation materials.  We believe full year Specialty Product results should improve over 2017.”

Conference Call

Stepan Company will host a conference call to discuss the third quarter results at 10:00 a.m. ET (9:00 a.m. CT) on October 24, 2018. The call can be accessed by phone and webcast. Telephone access will be available by dialing +1 (866) 394-0807, and the webcast can be accessed through the Investor Relations/Conference Calls page at www.stepan.com. A webcast replay of the conference call will be available at the same location shortly after the call.

Supporting Slides

Slides supporting this press release will be made available at www.stepan.com at the Investor Relations page at approximately the same time as this press release is issued.

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries.  Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds and in agricultural and oilfield solutions.  The Company is also a leading supplier of polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The Company’s common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

Contact: Luis E. Rojo                              (847) 446-7500

* * * * *

Tables follow

Certain information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements about Stepan Company’s plans, objectives, strategies, financial performance and outlook, trends, the amount and timing of future cash distributions, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, Stepan Company’s actual financial results, performance, achievements or prospects may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” ”should,” “illustrative” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by Stepan Company and its management based on their knowledge and understanding of the business and industry, are inherently uncertain. These statements are not guarantees of future performance, and stockholders should not place undue reliance on forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond Stepan Company’s control, that could cause actual results to differ materially from the forward-looking statements contained in this news release. Such risks, uncertainties and other important factors include, among other factors, the risks, uncertainties and factors described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) risks and uncertainties related to disruptions in production or accidents at manufacturing facilities, global competition, volatility of raw material and energy costs, disruptions in transportation or significant changes in transportation costs, reduced demand due to customer product reformulations or new technologies, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, maintaining and protecting intellectual property rights, international business risks, including currency exchange rate fluctuations, legal restrictions and taxes, the impact of changes in the tax code as a result of recent federal tax legislation and uncertainty as to how some of those changes may be applied, our ability to estimate and maintain appropriate levels of recorded liabilities, our debt covenants, our ability to access capital markets, downturns in certain industries and general economic downturns, global political, military, security or other instability, costs related to expansion or other capital projects, interruption or breaches of information technology systems, the costs and other effects of governmental regulation and legal and administrative proceedings and our ability to retain executive management and key personnel.

These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Table I

STEPAN COMPANY

For the Three and Nine Months Ended September 30, 2018 and 2017

(Unaudited – in thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2018	2017	2018	2017
Net Sales	$507,997	$487,814	$1,527,198	$1,451,184
Cost of Sales *	423,872	412,238	1,264,223	1,193,501
Gross Profit *	84,125	75,576	262,975	257,683
Operating Expenses:
Selling *	14,613	13,710	42,872	40,396
Administrative *	21,904	18,480	59,441	54,141
Research, Development and Technical Services *	13,977	12,655	41,311	40,288
Deferred Compensation (Income) Expense	4,222	(129)	4,971	5,263
	54,716	44,716	148,595	140,088

Business Restructuring	1,715	426	2,346	1,798

Operating Income *	27,694	30,434	112,034	115,797

Other Income (Expense):
Interest, Net	(2,797)	(2,763)	(8,620)	(8,618)
Other, Net *	346	1,641	1,990	3,526
	(2,451)	(1,122)	(6,630)	(5,092)

Income Before Income Taxes	25,243	29,312	105,404	110,705
Provision for Income Taxes	3,075	7,459	19,597	29,044
Net Income	22,168	21,853	85,807	81,661
Net Income (Income) Loss Attributable to Noncontrolling Interests	-	46	9	33
Net Income Attributable to Stepan Company	$22,168	$21,899	$85,816	$81,694
Net Income Per Common Share Attributable to Stepan Company
Basic	$0.96	$0.95	$3.73	$3.56
Diluted	$0.95	$0.94	$3.68	$3.50
Shares Used to Compute Net Income Per Common Share Attributable to Stepan Company
Basic	22,986	22,971	23,036	22,941
Diluted	23,288	23,374	23,324	23,361

* The 2017 amounts for the noted line items have been immaterially changed from the amounts originally reported as a result of the Company’s first quarter 2018 adoption of ASU No. 2017-07 Compensation – Retirement Benefits (Topic 715).  The changes reflect line item reclassifications only and have no impact on pre-tax income or net income.

Table II

Reconciliation of Non-GAAP Net Income and Earnings per Diluted Share *

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2018	EPS	2017	EPS	2018	EPS	2017	EPS
Net Income Reported	$22,168	$0.95	$21,899	$0.94	$85,816	$3.68	$81,694	$3.50

Deferred Compensation (Income) Expense	$2,610	$0.11	$(771)	$(0.03)	$2,633	$0.11	$965	$0.04
Business Restructuring	1,187	$0.05	320	$0.01	1,660	$0.07	$1,382	$0.06

Adjusted Net Income	$25,965	$1.11	$21,448	$0.92	$90,109	$3.86	$84,041	$3.60

* All amounts in this table are presented after-tax

The Company believes that certain measures that are not in accordance with generally accepted accounting principles (GAAP), when presented in conjunction with comparable GAAP measures, are useful for evaluating the Company’s operating performance and provide better clarity on the impact of non-operational items.  Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators.  These measures should be considered in addition to, neither a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

Reconciliation of Pre-Tax to After-Tax Adjustments

	Three Months Ended September 30				Nine Months Ended September 30
($ in thousands, except per share amounts)	2018	EPS	2017	EPS	2018	EPS	2017	EPS
Pre-Tax Adjustments
Deferred Compensation (Income) Expense	$3,434		$(1,244)		$3,465		$1,557
Business Restructuring	1,715		426		$2,346		$1,798
Total Pre-Tax Adjustments	$5,149		$(818)		$5,811		$3,355

Cumulative Tax Effect on Adjustments	$(1,352)		$367		$(1,518)		$(1,008)

After-Tax Adjustments	$3,797	$0.16	$(451)	$(0.02)	$4,293	$0.18	$2,347	$0.10

Table III

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $3.4 million of expense versus $1.2 million of income in the prior year. The year to date impact was $3.5 million of expense versus $1.6 million of expense in the prior year. The accounting for the deferred compensation plan results in operating income when the price of Stepan Company common stock or mutual funds held in the plan fall and expense when they rise.  The Company also recognizes the change in value of mutual funds as investment income or loss.  The quarter end market prices of Stepan Company common stock are as follows:

	2018				2017
	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Stepan Company	N/A	$87.01	$78.01	$83.18	$78.97	$83.66	$87.14	$78.81

The deferred compensation income statement impact is summarized below:

	Three Months Ended September 30		Nine Months Ended September 30
($ in thousands)	2018	2017	2018	2017
Deferred Compensation
Operating Income (Expense)	$(4,222)	$129	$(4,971)	$(5,263)
Other, net – Mutual Fund Gain	788	1,115	1,506	3,706
Total Pre Tax	$(3,434)	$1,244	$(3,465)	$(1,557)
Total After Tax	$(2,610)	$771	$(2,633)	$(965)

Table IV

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign currency exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e., because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results).  The table below presents the impact that foreign currency translation had on the changes in consolidated net sales and various income line items for the three and nine month periods ending September 30, 2018 as compared to 2017:

($ in millions)	Three Months Ended September 30		Increase (Decrease)	Decrease Due to Foreign Currency Translation	Nine Months Ended September 30		Increase (Decrease)	Increase Due to Foreign Currency Translation
	2018	2017			2018	2017
Net Sales	$508.0	$487.8	$20.2	$(10.7)	$1,527.2	$1,451.2	$76.0	$11.4
Gross Profit	84.1	75.6	8.5	(1.7)	263.0	257.7	5.3	0.8
Operating Income	27.7	30.4	(2.7)	(1.1)	112.0	115.8	(3.8)	0.2
Pretax Income	25.2	29.3	(4.1)	(0.9)	105.4	110.7	(5.3)	0.5

Table V

Stepan Company

Consolidated Balance Sheets

September 30, 2018 and December 31, 2017

	Sept. 30, 2018	Dec. 31, 2017
ASSETS
Current Assets	$815,032	$788,736
Property, Plant & Equipment, Net	598,715	598,443
Other Assets	78,484	83,682
Total Assets	$1,492,231	$1,470,861
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$326,883	$320,253
Deferred Income Taxes	18,798	10,962
Long-term Debt	262,551	268,299
Other Non-current Liabilities	105,585	130,433
Total Stepan Company Stockholders’ Equity	777,651	740,096
Noncontrolling Interest	763	818
Total Liabilities and Stockholders’ Equity	$1,492,231	$1,470,861